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                                                               Exhibit 23.4

                                            [Arthur Andersen LLP Letterhead]


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement and the Registration Statements on Form S-8 (Nos. 333-79133 and 333-30039) pertaining to the Employee Stock Purchase Plan and Non-Employee Directors' Stock Option Plan of our report dated October 20, 2000, with respect to the financial statements of PanVera Corporation included in the Registration Statement on Form S-4 (No. 333-54638) of Aurora Biosciences Corporation. It should be noted that we have not audited any financial statement of PanVera Corporation subsequent to September 30, 2000, or performed any audit subsequent to the date of our report.


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
July 18, 2001